EXHIBIT 3.01
CERTIFICATE OF DESIGNATION
OF
8.50% NON-CUMULATIVE PREFERRED STOCK, SERIES F
OF
CITIGROUP INC.

pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:
          1. The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at fifteen billion (15,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.
          2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
          3. Pursuant to the authority conferred upon the Preferred Stock Committee by the Board of Directors, the Preferred Stock Committee, by action duly taken on May 6, 2008, adopted resolutions (i) authorizing the issuance and sale of up to 92,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designation of 8.50% Non-Cumulative Preferred Stock, Series F (the “Series F Preferred Stock”) establishing the number of shares to be included in this Series F Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series F Preferred Stock and the qualifications, limitations or restrictions thereof as follows:
Section 1. Designation.
     The designation of the series of preferred stock shall be “8.50% Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”). Each share of Series F Preferred Stock shall be identical in all respects to every other share of Series F Preferred Stock. Series F Preferred Stock will rank equally with Parity Stock, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Section 2. Number of Shares.
     The number of authorized shares of Series F Preferred Stock shall be 92,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series F Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series F Preferred Stock.
Section 3. Definitions. As used herein with respect to Series F Preferred Stock:
     “Agent Members” has the meaning set forth in Section 15(c).
     “Board of Directors” has the meaning set forth in the recitals above.
     “Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
     “Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
     “Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
     “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
     “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
     “Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
     “DTC” means The Depository Trust Company.
     “Global Series F Preferred Stock” has the meaning set forth in Section 15(a).
     “Holder” means the Person in whose name the shares of the Series F Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series F Preferred Stock for the purpose of making payment and for all other purposes.
     “Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

     “Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
     “Parity Stock” means any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series F Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
     “Registrar” means the Transfer Agent acting in its capacity as registrar for the Series F Preferred Stock, and its successors and assigns.
     “Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Series F Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Series F Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     “Transfer Agent” means The Bank of New York acting as Transfer Agent, Registrar and paying agent for the Series F Preferred Stock, and its successors and assigns.
     “Trust” shall have the meaning set forth in Section 6(d).
Section 4. Dividends.
     (a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series F Preferred Stock, and no more, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2008; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series F Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series F Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 8.50%. The record date for payment of dividends on the Series F Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.
     (b) Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Series F Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series F Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series F Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
     (c) Priority of Dividends. So long as any share of Series F Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
     (i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;
     (ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;
     (iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;
     (iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;
     (v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or
     (vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

     The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.
     Except as provided below, for so long as any share of Series F Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series F Preferred Stock and any Parity Stock, all dividends declared upon shares of Series F Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series F Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
     Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.
     (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series F Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
     (b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.
     (c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.
Section 6. Redemption.
     (a) Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Series F Preferred Stock at the time outstanding, on any Dividend Payment Date as to which the Company has declared a dividend in full on the Series F Preferred Stock on or after the Dividend Payment Date on June 15, 2013, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $25,000 per share.
     (b) Notice of Redemption. Notice of every redemption of shares of Series F Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock. Each notice shall state:
     (i) the redemption date;
     (ii) the number of shares of Series F Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;
     (iii) the redemption price;
     (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and
     (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

     Notwithstanding the foregoing, if the Series F Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.
     (c) Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series F Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series F Preferred Stock shall be redeemed from time to time.
     (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.
Section 7. Voting Rights.
     (a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by Delaware law.
     (b) Special Voting Right.
     (i) Voting Right. If and whenever dividends on the Series F Preferred Stock or any other class or series of preferred stock that ranks on parity with Series F Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”
     (ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Series F Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Series F Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Series F Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
     (iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock

Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.
     (iv) Termination; Removal. Whenever the Company has paid full dividends for at least four consecutive quarterly dividend periods following a Nonpayment on the Series F Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Series F Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Series F Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 7(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series F Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).
     (c) Senior Issuances; Adverse Changes. So long as any shares of Series F Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Series F Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Series F Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:
     (i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designation creating the Series F Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely;
     (ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series F Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

     (iii) the consummation of a binding share exchange or reclassification involving the Series F Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series F Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series F Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series F Preferred Stock prior to such merger or consolidation), and (ii) such Series F Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series F Preferred Stock, taken as a whole;
     provided, however , that any increase in the amount of the authorized or issued Series F Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series F Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.
     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).
     (d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series F Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.
Section 8. Preemption and Conversion Rights.
     The Holders shall not have any rights of preemption or conversion.

Section 9. Rank.
     Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.
Section 10. Repurchase.
     Subject to the limitations imposed herein, the Company may purchase and sell Series F Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Series F Preferred Stock, the Company will procure that voting rights in respect of such Series F Preferred Stock are not exercised.
Section 11. Unissued or Reacquired Shares.
     Shares of Series F Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
Section 12. No Sinking Fund.
     Shares of Series F Preferred Stock are not subject to the operation of a sinking fund.
Section 13. Transfer Agent, Registrar and Paying Agent.
     The duly appointed Transfer Agent, Registrar and paying agent for the Series F Preferred Stock shall be The Bank of New York. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.
Section 14. Replacement Certificates.
     Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 15. Form.
     (a) Global Series F Preferred Stock. Series F Preferred Stock may be issued in the form of one or more permanent global shares of Series F Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Series F Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Series F Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Series F Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15(a) shall apply only to a Global Series F Preferred Stock deposited with or on behalf of the Depositary.
     (b) Delivery to Depositary. If Global Series F Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Series F Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.
     (c) Agent Members. If Global Series F Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Series F Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Series F Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Series F Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series F Preferred Stock. If Global Series F Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series F Preferred Stock, this Certificate of Designation or the Certificate of Incorporation.
     (d) Physical Certificates. Owners of beneficial interests in any Global Series F Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series F Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Series F Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global

Series F Preferred Stock shall be exchanged in whole for definitive shares of Series F Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Series F Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
     (e) Signature. An Officer shall sign any Global Series F Preferred Stock for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Series F Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Series F Preferred Stock, the Global Series F Preferred Stock shall be valid nevertheless. A Global Series F Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Series F Preferred Stock. Each Global Series F Preferred Stock shall be dated the date of its countersignature.
Section 16. Taxes.
     (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series F Preferred Stock or shares of Common Stock or other securities issued on account of Series F Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series F Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series F Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
     (b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series F Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.
Section 17. Notices.
     All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Treasurer and Head of Corporate Finance this 12th day of May, 2008.

CITIGROUP INC.

By:	/s/ Zion Shohet
Name:	Zion Shohet
Title:	Treasurer and Head of Corporate Finance

Exhibit A
FORM OF
[ • ]% NON-CUMULATIVE PREFERRED STOCK, SERIES F
FACE OF SECURITY

Certificate Number	Number of Shares of Series F Preferred Stock

CUSIP NO.:
CITIGROUP INC.
[   ]% Non-Cumulative Preferred Stock, Series F
(par value $1.00 per share)
(liquidation preference $25,000 per share)
     Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [   ] (the “Holder”) is the registered owner of [    ] fully paid and non-assessable shares of the Company’s designated [   ]% Non-Cumulative Preferred Stock, Series F, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series F Preferred Stock”). The shares of Series F Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series F Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated [   ], 2008 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.
     Reference is hereby made to select provisions of the Series F Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
     Unless the Registrar has properly countersigned, these shares of Series F Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] this ___day of                     ,                     .
CITIGROUP INC.

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
     These are shares of Series F Preferred Stock referred to in the within-mentioned Certificate of Designation.
Dated:

THE BANK OF NEW YORK, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE
     Dividends on each share of Series F Preferred Stock shall be payable at the rate provided in the Certificate of Designation.
     The shares of Series F Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.
     The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series F Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series F Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)